UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-25963
                                                                         -------

                             Greensmart Corporation
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             (Exact name of registrant as specified in its charter)

      Unit C11 8th Floor, 14 Hing Yip Street, Wing Hing Industrial Building
     ----------------------------------------------------------------------
                              Kwun Tong, Hong Kong
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common shares, $0.001 par value
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]
Rule 12h-3(b)(1)(i)     [ ]
Rule 12h-3(b)(1)(ii)    [ ]
Rule 12h-3(b)(2)(i)     [ ]
Rule 12h-3(b)(2)(ii)    [ ]
Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: 47


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     Pursuant to the requirements of the Securities Exchange Act of 1934
Greensmart Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 29, 2003             By:  /s/ Donald Lau
       -------------------------          -------------------------------
                                          Donald Lau
                                          Chairman


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